Exhibit 4.13

Deed of Debt Forgiveness

The Australian Special Opportunity Fund LP (ASOF)

Metal Storm Limited ACN 064 270 006 (Metal Storm)

6217181/9Contact -Michael Hansel, Partner, m.hansel@hopgoodganim.com.au

Level 8 Waterfront Place, 1 Eagle Street	T +61 7 3024 0000
Brisbane Qld 4000 Australia	F +61 7 3024 0300	© HopgoodGanim Lawyers

PO Box 7822, Waterfront Place Qld 4001 Australia	E contactus@hopgoodganim.com.au	www.hopgoodganim.com.au

Table of Contents

1.	Definitions and interpretation	1
2.	Release of Debt	5
3.	Debt Release – Forgiveness Conditions	5
4.	Warranties of ASOF	6
5.	Warranties by Metal Storm	6
6.	GST	7
7.	Notices	7
8.	Governing law and jurisdiction	9
9.	Miscellaneous	9

Deed of Debt Forgiveness

Date 3 November 2011

Parties

The Australian Special Opportunity Fund LP (ASOF)

Metal Storm Limited ACN 064 270 006 (Metal Storm)

Background

A.	Metal Storm has issued the Notes.

B.	The Notes are or will be held by the Escrow Agent under the Escrow Deed.

C.	The Notes are to be transferred to ASOF by the Escrow Agent subject to and in accordance with the Deed of Assignment of Secured Notes and the Escrow Deed.

D.	ASOF has agreed to extinguish the Debt subject to the terms of this deed.

It is agreed

1.	Definitions and interpretation

1.1	Definitions

In this deed:

Amendment Deed means the document entitled “Amendment and Restatement of Convertible Security Deed” between ASOF and Metal Storm and dated 26 October 2011.

Amount Owing means the total amount of principal, interest, costs and other money owing on the Notes that are held (or to be held) by ASOF which, as at the date of this deed, is $13,216,858.97.

ASX means the securities exchange operated by ASX Limited;

Authorised Officer of a party which is a corporation means:

(a)	an employee of the party whose title contains either of the words Director or Manager;

(b)	a person performing the function of any of them;

(c)	a solicitor acting on behalf of the party; or

(d)	a person appointed by the party to act as an Authorised Officer for the purposes of this deed and notified to the others.

Balance Amount means the amount equal to the Amount Owing less the Debt.

Balance Amount Repayment has the meaning given in clause 3.1(d).

Business Day means a day on which banking institutions generally are open in Brisbane but excluding Saturdays, Sundays and public holidays.

Deed of Debt Forgiveness

Claim means any claim, allegation, debt, cause of action, Liability, proceeding, suit or demand of any nature and whether present or future, actual or contingent, fixed or unascertained and arising at law, in equity, under statute or otherwise.

Controller has the meaning given to that term in section 9 of the Corporations Act.

Convertible Security Agreement means the convertible security agreement between ASOF and Metal Storm dated on or about 17 October 2011 as amended by the Amendment Deed.

Corporations Act means the Corporations Act 2001 (Cth).

Debt means part of the Amount Owing under the Notes that is equal to the lesser of:

(a)	the gross amount raised by Metal Storm under the Entitlement Offer; and

(b)	$3,600,000.

Debt Release has the meaning given in clause 2.1.

Deed of Assignment of Secured Notes means the Deed of Assignment of Secured Notes between ASOF, Harmony and Metal Storm dated on or about 17 October 2011.

Effective Date means:

(a)	if the Balance Amount is reduced to nil due to ASOF converting or transferring Notes, the Business Day following the satisfaction or waiver of the last Forgiveness Condition; or

(b)	otherwise, the date the last Forgiveness Condition is satisfied or waived.

Entitlement Offer means the pro rata non-renounceable Rights Issue of Shares at an issue price of $0.003 to Metal Storm shareholders with a registered address in Australia, New Zealand and Singapore to raise up to $6.6 million.

Escrow Agent means HopgoodGanim Lawyers.

Escrow Deed means the escrow deed between ASOF, Harmony and the Escrow Agent dated on or about 17 October 2011.

External Administrator means an administrator, Controller, trustee, provisional liquidator, liquidator or any other person holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.

Forgiveness Conditions has the meaning ascribed in clause 3.1.

Government Body means:

(a)	any person, body or other thing exercising an executive, legislative, judicial or other governmental function of any country or political subdivision of any country;

(b)	any public authority constituted by or under a law of any country or political subdivision of any country; and

(c)	any person deriving a power directly or indirectly from any other Government Body.

GST means GST as that term is defined in the GST Law, and any interest, penalties, fines or expenses relating to such GST.

Deed of Debt Forgiveness

GST Law means the A New Tax System (Goods and Services Tax) Act 1999 and associated Commonwealth legislation, regulations and publicly available rulings.

Harmony means Harmony Investment Fund Limited (Company Registration Number: CB-150702)

Insolvency Event means:

(a)	in relation to any corporation:

(1)	its Liquidation;

(2)	an External Administrator is appointed in respect of the corporation or any of its property;

(3)	the corporation ceases or threatens to cease to carry on its business;

(4)	the corporation being deemed to be, or stating that it is, unable to pay its debts when they fall due;

(5)	any other ground for Liquidation or the appointment of an External Administrator occurs in relation to the corporation;

(6)	the corporation resolves to enter into Liquidation;

(7)	an application being made which is not dismissed or withdrawn within 10 Business Days for an order, resolution being passed or proposed, a meeting being convened or any other action being taken to cause or consider anything described in sub-paragraphs (1) to (6) (inclusive) above;

(b)	in relation to an individual, that person becoming an insolvent under administration as defined in Section 9 of the Corporations Act;

Liability means any liability, debt or obligation, whether actual or contingent, present or future, qualified or unqualified or incurred jointly or severally with any other person.

Liquidation means:

(a)	a winding up or liquidation (whether voluntary or involuntary), provisional liquidation, dissolution, bankruptcy or other analogous proceeding; or

(b)	an arrangement, assignment, composition or moratorium with or for the benefit of creditors or any class or group of creditors (including, without limitation, an administration or arrangement under Part 5.3A of the Corporations Act.

Note Deed means the secured convertible note trust deed dated 31 July 2009 between the Trustee and Metal Storm.

Note Escrow Deed means the deed set out in the annexure.

Notes means the 97,902,659 secured convertible notes issued by Metal Storm to Harmony on the terms contained in the Note Deed and the Note Terms and Note means each of them.

Note Terms means the terms of the Notes as amended.

Rights Issue has the meaning given to that term in the Corporations Act.

Deed of Debt Forgiveness

Shares means ordinary fully paid shares in Metal Storm.

Trustee means ANZ Trustees Limited ABN 33 006 132 332.

1.2	Interpretation

(a)	Unless the contrary intention appears, a reference in this deed to:

(1)	this deed or another document includes any variation or replacement of it despite any change in the identity of the parties;

(2)	one gender includes the others;

(3)	the singular includes the plural and the plural includes the singular;

(4)	a person, partnership, corporation, trust, association, joint venture, unincorporated body, Government Body or other entity includes any other of them;

(5)	a party includes the party’s executors, administrators, successors, substitutes (including a person who becomes a party by novation) and permitted assigns;

(6)	any statute, ordinance, code or other law includes regulations and other instruments under any of them and consolidations, amendments, re-enactments or replacements of any of them;

(7)	money is to Australian dollars, unless otherwise stated; and

(8)	a time is a reference to Brisbane time unless otherwise specified.

(b)	The words include, including, such as, for example and similar expressions are not to be construed as words of limitation.

(c)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d)	Headings and any table of contents or index are for convenience only and do not affect the interpretation of this deed.

(e)	A provision of this deed must not be construed to the disadvantage of a party merely because that party or its advisers were responsible for the preparation of the deed or the inclusion of the provision in the deed.

(f)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

(g)	If an act is required to be done on a particular day it must be done before 5.00pm on that day or it will be considered to have been done on the following day.

1.3	Parties

(a)	If a party consists of more than one person, this deed binds each of them separately and any two or more of them jointly.

(b)	An agreement, covenant, obligation, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them separately.

Deed of Debt Forgiveness

(c)	An agreement, covenant, obligation, representation or warranty on the part of two or more persons binds them jointly and each of them separately.

(d)	A party which is a trustee is bound both personally and in its capacity as trustee.

2.	Release of Debt

2.1	Release

Subject to the Forgiveness Conditions, on and from the Effective Date, ASOF:

(a)	agrees to release and discharge Metal Storm from all Claims which ASOF has at the Effective Date but for this deed against Metal Storm under or in connection with the Debt; and

(b)	consents to the redemption and cancellation for nil consideration of that number of Notes that would be redeemed for the Debt at maturity but for this deed (rounded up to the nearest whole number of Notes),

(the Debt Release).

2.2	Bar to action

The Debt Release may be pleaded as a bar to any Claim brought, commenced or continued by or on behalf of ASOF in respect of the Debt.

2.3	ASOF to hold sufficient Notes and enter into Note Escrow Deed

(a)	ASOF agrees to retain the right title and interest in a sufficient number of Notes to effect the Debt Release on the Effective Date in accordance with this deed.

(b)	To ensure ASOF holds a sufficient number of Notes to effect the Debt Release on the Effective Date, ASOF must execute and deliver the Note Escrow Deed to Metal Storm on the date of this deed.

3.	Debt Release – Forgiveness Conditions

3.1	The Debt Release is subject to and conditional upon ASOF being satisfied that:

(a)	Metal Storm has issued Shares to all valid applicants under the terms of the Entitlement Offer;

(b)	the Notes and all right, title and interest in all Notes are transferred to ASOF or any person nominated by ASOF in accordance with the Escrow Deed and the Deed of Assignment of Secured Notes;

(c)	Metal Storm has performed or complied with in all respects with all agreements, convenants and obligations required by the Convertible Security Agreement and the Deed of Assignment of Secured Notes;

(d)	the Balance Amount has been repaid in full by Metal Storm to ASOF by the redemption or conversion of the Notes representing the Balance Amount in accordance with the Note Terms (Balance Amount Repayment);

(e)	no Insolvency Event has occurred in relation to Metal Storm; and

Deed of Debt Forgiveness

(f)	any Shares issued upon conversion of all or part of the Balance Amount Repayment are freely tradable on ASX immediately after their issue,

(Forgiveness Conditions).

3.2	Each of the Forgiveness Conditions is for the sole benefit of ASOF and may be waived by ASOF only.

3.3	If each Forgiveness Condition has been satisfied (or ASOF has otherwise waived in its sole discretion any Forgiveness Condition that has not been satisfied) then on the Effective Date:

(a)	ASOF must do all such things and execute such documentation reasonably required by Metal Storm to effect the Debt Release; and

(b)	Metal Storm must do all such things and execute such documentation reasonably required by ASOF to effect the Debt Release,

following which, this deed shall be at an end and no party shall be under any further obligation to the other under this deed, but shall remain liable for any breaches which occur or have accrued under this deed.

4.	Warranties of ASOF

ASOF warrants to Metal Storm as at the date of this deed and the Effective Date that:

(a)	The execution and delivery of this deed by ASOF and the consummation by ASOF of the transactions contemplated hereby have been duly authorised by the General Partner of ASOF.

(b)	On the Effective Date, no other corporate act or proceeding on the part of ASOF is necessary to authorise this deed or the transactions contemplated by this deed.

(c)	This deed constitutes valid and binding agreements of ASOF enforceable in accordance with their respective terms.

5.	Warranties by Metal Storm

Metal Storm warrants to ASOF as at the date of this deed and the Effective Date that:

(a)	The execution and delivery of this deed by Metal Storm and the consummation by Metal Storm of the transactions contemplated hereby have been duly authorised by the Board of Directors of Metal Storm.

(b)	No other corporate act or proceeding on the part of Metal Storm or its members is necessary to authorise this agreement and this deed or the transactions contemplated by this deed.

(c)	This deed constitutes valid and binding agreements of Metal Storm enforceable in accordance with their respective terms.

(d)	Neither the execution and delivery of this deed to be executed by Metal Storm or the consummation by Metal Storm of the transactions contemplated by this deed will conflict with or constitute a default under any term or provision of the constitution of Metal Storm, the Note Terms or the Note Deed or of any agreement, arrangement, commitment, understanding or restriction of any kind to which Metal Storm is a party or by which Metal Storm is bound.

Deed of Debt Forgiveness

6.	GST

6.1	GST exclusive amounts

Unless otherwise expressly stated, all amounts under this deed are exclusive of GST.

6.2	Taxable supplies

Any amount to be paid to a party (Supplier) by the other party (Recipient) under this deed which is consideration for a taxable supply made by the Supplier must be increased by the amount of GST which the Supplier is obliged to pay in respect of that taxable supply pursuant to the GST Law, the intention being that the Recipient must reimburse the Supplier that amount of GST in addition to the consideration otherwise expressed as payable in respect of that taxable supply.

6.3	Payment

The Recipient must pay the GST contemplated in clause 6.2:

(a)	on demand upon receipt of a tax invoice issued by the Supplier for the relevant taxable supply; and

(b)	in the same manner as the Recipient is required to pay for the taxable supply to which the GST relates,

unless otherwise agreed by the parties.

6.4	Reimbursements

Any amount to be paid by a party (Reimbursing Party) to the other party (Reimbursed Party) under this deed which is not consideration for a taxable supply made by the Reimbursed Party to the Reimbursing Party must be reduced by the amount of input tax credits to which the Reimbursed Party is entitled in respect of the creditable acquisition for which reimbursement is being sought, the intention being that the Reimbursing Party only reimburses the Reimbursed Party for the net cost of the acquisition.

7.	Notices

7.1	Form

Any notice or other communication to or by any party must be:

(a)	in writing and in the English language;

(b)	addressed to the address of the recipient in clause 7.4 of this deed or to any other address as the recipient may have notified the sender; and

(c)	be signed by the party or by an Authorised Officer of the sender.

7.2	Manner

In addition to any other method of service authorised by law, the notice may be:

(a)	personally served on a party;

(b)	left at the party’s current address for service;

Deed of Debt Forgiveness

(c)	sent to the party’s current address for service by prepaid ordinary mail or if the address is outside Australia by prepaid airmail;

(d)	sent by facsimile to the party’s current numbers for service; or

(e)	sent by electronic mail to the party’s electronic mail address.

7.3	Time

If a notice is sent or delivered in the manner provided in this clause 7.2 it must be treated as given to or received by the addressee in the case of:

(a)	delivery in person, when delivered;

(b)	delivery by post:

(1)	in Australia to an Australian address the second Business Day after posting; or

(2)	in any other case on the tenth Business Day after posting;

(c)	facsimile, when a transmission report being printed by the sender’s facsimile machine stating that the document has been sent to the recipient’s facsimile number; or

(d)	electronic mail, when the sender’s computer reports that the message has been delivered to the electronic mail address of the addressee,

but if delivery is made after 5.00pm on a Business Day it must be treated as received on the next Business Day in that place.

7.4	Initial details

The addresses and numbers for service are initially:

ASOF

The Australian Special Opportunity Fund LP

Address: Lind Partners, LLC

370 Lexington Avenue, Suite 1900

New York, NY 10017

Facsimile:	+ 1 646-309-6788

Electronic Mail:	JEaston@thelindpartners.com

Attention:	Jeff Easton

Metal Storm

Metal Storm Limited ACN 064 270 006

Address:	29 Sudbury Street, Darra, Qld 4076

Facsimile:	+61 7 3147 8610

Electronic Mail:	lfinniear@metalstorm.com

Attention:	Lee Finniear, Managing Director

Deed of Debt Forgiveness

7.5	Changes

A party may from time to time change its address or numbers for service by notice to each other party.

8.	Governing law and jurisdiction

8.1	Governing law

This deed is governed by and construed in accordance with the laws of Queensland.

8.2	Jurisdiction

Each party irrevocably:

(a)	submits to the non-exclusive jurisdiction of the courts of Queensland and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this deed; and

(b)	waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 8.2(a).

9.	Miscellaneous

9.1	Survival on Termination

Despite anything else in this deed, clauses 1 (Definitions and Interpretation), 7 (Notices), 8 (Governing Law) and 9 (Miscellaneous) shall survive and continue on expiration or termination of this deed.

9.2	Exercise rights

A single or partial exercise or waiver by a party of any right under or relating to this deed will not prevent any other exercise of that right or the exercise of any other right.

9.3	Legal effect

Each party acknowledges and agrees for the benefit of each other party that this document is intended to take effect as a deed. Each party executes this document with the intention that it will be immediately legally bound by this document.

9.4	Merger

If the liability of a party to pay money under this deed becomes merged in any deed, judgment, order or other thing, the party liable must pay interest on the amount owing from time to time under that deed, judgment, order or other thing at the higher of the rate payable under this deed and that fixed by or payable under that deed, judgment, order or other thing.

9.5	Moratorium legislation

Any law which varies prevents or prejudicially affects the exercise by a party of any right, power or remedy conferred on it under this deed is excluded to the extent permitted by law.

Deed of Debt Forgiveness

9.6	Remedies cumulative

The rights and remedies under this deed are cumulative and not exclusive of any rights or remedies provided by law.

9.7	Severability

If anything in this deed is or is determined to be unenforceable, illegal, voidable or void in a jurisdiction then it is severed for that jurisdiction and the rest of this deed remains in full force and effect in all other jurisdictions.

9.8	Further assurance

The parties must promptly at their own cost do all things (including executing and delivering all documents) required of them by the other party at any time or times that is necessary or desirable to give full effect to this deed and the transactions contemplated by it.

9.9	Costs

Each party is responsible for all its own costs incurred in the negotiation of, and the performance of, this deed including, without limitation, legal costs.

9.10	Variation

An amendment or variation to this deed is not effective unless it is in writing and signed by the parties.

9.11	Waiver

(a)	A party’s waiver of a right under or relating to this deed, whether prospectively or retrospectively, is not effective unless it is in writing and signed by that party.

(b)	No other act, omission or delay by a party will constitute a waiver of a right.

9.12	Counterparts

This deed may be executed in any number of counterparts each of which will be considered an original but all of which will constitute one and the same instrument. A party who has executed a counterpart of this deed may deliver it to, or exchange it with, another party by:

(a)	faxing; or

(b)	emailing a pdf (portable document format) copy of,

the executed counterpart to that other party.

9.13	Whole agreement

This deed supersedes any prior agreement, representation (written or oral) or understanding on anything connected with the subject matter of this deed.

Deed of Debt Forgiveness

Signing page

Executed by The Lind Partners, LLC as General Partner of Australian Special Opportunity Fund LP:

/s/ Jeff Easton
Signature Managing Director

Executed as a deed by Metal Storm Limited ACN 064 270 006

/s/ Terence O’Dwyer	/s/ Lee John Finniear
Director	Director/Secretary (if applicable)

Terence O’Dwyer	Lee John Finniear
Print full name of Director/Sole Director	Print full name of Director/Secretary

Deed of Debt Forgiveness

Annexure – Note Escrow Deed